Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:    January 4, 2006

STAR BUFFET, INC.

ANNOUNCES STOCK BUYBACK PROGRAM

Scottsdale, AZ – January 4, 2006 – Star Buffet, Inc. (NASDAQ:STRZ) today announced that it had received necessary approval from its lender to commence with a buyback program to purchase up to 250,000 common shares.  Star Buffet’s Board of Directors originally authorized the repurchase of up to 500,000 in 1999, but covenants in effect in the loan agreements restricted the Company’s ability to implement the program.  Under the current agreement with its lender, Star Buffet may purchase shares on the open market, or through negotiated transactions, from time-to-time through May 31, 2006, unless otherwise extended.  The timing and amount of shares purchased will be based on prevailing market conditions and other factors.  As of November 7, 2005, the Company had 3,003,425 common shares outstanding.

“This announcement reflects the confidence Star Buffet’s Board of Directors has expressed in the Company and its ability to grow and deliver additional value to shareholders,” said Star Buffet’s President & CEO, Robert E. Wheaton.  “Star Buffet’s strong cashflow and balance sheet provides the flexibility to not only invest in its core restaurant brands, but also to commit capital to new restaurant ventures such as the strategic alliance with K-BOB’S USA Inc., to pay an annual dividend and to implement a stock repurchase program.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, demand and market acceptance risks, the effect of economic conditions, the impact of competition and pricing, the impact of wholesale commodity and energy costs,  the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 31, 2005, and other filings with the Securities and Exchange Commission.  Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of January 4, 2006, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, six JB’s restaurants, five BuddyFreddys restaurants, two JJ North’s Country Buffet restaurants, two Holiday House restaurants and one Casa Bonita Mexican theme restaurant.

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